EZCORP, Inc. Retires $195 Million Convertible Notes Using Cash on Hand
Austin, Texas (June 17, 2019) - EZCORP, Inc. (NASDAQ: EZPW) announced that it has repaid its $195 million aggregate principal amount of 2.125% Cash Convertible Senior Notes Due 2019 using cash on hand, consistent with the company’s previously announced intention. The notes were issued in 2014 and matured on June 15, 2019.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220